EXHIBIT 10.1
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is made and entered into effective as of March 24, 2006, by and between Michael D. Yonker (the “Executive”) and Pixelworks, Inc., an Oregon corporation (“Company”).
RECITALS
     A.     Executive has accepted Company’s offer of employment by signing the letter dated February 26, 2006 from Allen Alley to Executive, attached hereto as Exhibit A (the “Offer Letter”); and
     B.     Pursuant to the terms of the Offer Letter, this Agreement formalizes and replaces the severance provisions summarized in the Offer Letter.
AGREEMENT
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:
     1.     Termination by Company without Cause. In the event Company terminates Executive’s employment without Cause, as that term is defined below, then upon Executive’s satisfaction of the Release of Claims requirement stated in Paragraph 4 below, Company shall provide Executive with the following severance benefits: (a) twelve (12) months of base salary and (b) in the event Executive is eligible for and properly elects to continue his group health benefits through COBRA, the Company shall pay Executive an amount equal to the premium cost to continue such benefits for twelve (12) months. The severance benefits shall be payable in a lump sum on or before the first regularly scheduled pay date following Executive’s satisfaction of the Release of Claims requirement stated in Paragraph 4 below. All payments to Executive shall be reduced by such amounts as are required to be withheld by law. Severance benefits shall not be owed if termination of Executive’s employment with Company occurs due to Executive’s death, disability, Executive’s resignation, or Company’s termination of Executive for Cause.
     2.     Cause Definition. “Cause” shall mean any one or more of the following: (i) a material act of dishonesty, fraud, or misconduct by the Executive that is in connection with Executive’s responsibilities as an Executive of the Company; (ii) Executive’s commission of acts constituting a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iii) repeated willful failure by the Executive to perform Executive’s duties as an employee of the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed Executive’s duties and had a 30-day opportunity to cure, no cure having been made.
     3.     At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. The severance benefits in this Agreement shall be in lieu of the severance benefits in the Offer Letter and in lieu of any other severance benefits or policies maintained by Company that may otherwise be applicable to Executive.
     4.     Execution of Release As a condition of receiving the severance benefits, Executive shall, on or before forty-five (45) days after Company delivers the release to Executive, enter into and not revoke a general release of claims against the Company, its subsidiaries and affiliates, satisfactory to Company. The release shall be substantially in the form attached hereto as Exhibit B, with such modifications as Company determines to be reasonably necessary or desirable to ensure effective release of all claims.
     5.     Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

     6.     Arbitration. Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration before a single arbitrator to be held in Portland, Oregon, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply Oregon law to the merits of any dispute or claim, without reference to conflicts of law rules.
     7.     Integration. This Agreement replaces the severance provisions of the Offer Letter. Except as expressly stated in this paragraph, the Offer Letter remains in effect according to its terms. This Agreement and the Offer Letter represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.
     8.     Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, that can be given effect without the invalid or unenforceable provisions of the Agreement.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

PIXELWORKS, INC.
By:	/s/ Allen H. Alley
Allen H. Alley, Chief Executive Officer

EXECUTIVE
/s/ Michael D. Yonker
Michael D. Yonker, Chief Financial Officer